Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Blackbaud, Inc. 2016 Equity And Incentive Compensation Plan Amended and Restated as of June 11, 2025 of our reports dated February 21, 2025, with respect to the consolidated financial statements of Blackbaud, Inc. and the effectiveness of internal control over financial reporting of Blackbaud, Inc. included in its Annual Report (Form 10‑K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
June 13, 2025